EXHIBIT 5.1

[OPPENHEIMER WOLFF & DONNELLY LLP LETTERHEAD]

April 3, 2007

ev3 Inc.

9600 54th Avenue North, Suite 100

Plymouth, Minnesota 55442

Ladies and Gentlemen:

We have acted as counsel to ev3 Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance and sale by the Company and the sale by the selling stockholders of the Company named in the Registration Statement (the “Selling Stockholders”) of shares (including shares subject to an underwriters’ over-allotment option) of the Company’s common stock, $0.01 par value per share (together with any additional shares of common stock that may be issued by the Company in accordance with Rule 462(b), as prescribed by the Commission under the Act), in connection with the offering described in the Registration Statement (the “Shares”).

In our capacity as such counsel, we have examined (1) the Registration Statement, (2) a specimen certificate evidencing the common stock, (3) the Company’s Amended and Restated Certificate of Incorporation, and (4) the Company’s Amended and Restated Bylaws.

We have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly. We have relied, as to the matters set forth therein, on certificates and telegrams of public officials and representatives of the Company.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.                                       Upon payment for and delivery of the Shares to be sold by the Company (the “Company Shares”) in accordance with an underwriting agreement approved by the Board of Directors of the Company providing for the sale of the Shares as described in the Registration Statement, the Company Shares will be validly issued, fully paid and nonassessable.

2.                                       Upon issuance of the Shares to be sold by the Selling Stockholders (the “Selling Stockholders Shares”), the Selling Stockholders Shares will be validly issued, fully paid and nonassessable.

This opinion is limited in all respects to the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement, and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Act relating to the offering described in the Registration Statement.

Very truly yours,

/s/ OPPENHEIMER WOLFF & DONNELLY LLP